Filed Pursuant to Rule 433
Dated March 2, 2011
Registration Statement No. 333-162451
Relating to
Preliminary Prospectus Supplement Dated March 2, 2011 to
Prospectus dated October 13, 2009
Developers Diversified Realty Corporation

4.75% Notes due 2018

Term sheet dated March 2, 2011

Issuer:	Developers Diversified Realty Corporation

Security:	4.75% notes due April 15, 2018

Size:	$300,000,000 aggregate principal amount

Maturity Date:	April 15, 2018

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2011

Benchmark Treasury:	2.75% due February 28, 2018

Benchmark Treasury Yield and Price:	2.814%; 99-19

Yield to Maturity:	4.864%

Spread to Benchmark Treasury:	T+205 basis points

Coupon (Interest Rate):	4.75% per year

Price to Public:	99.315% of principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	March 2, 2011

Settlement Date:	T+3; March 7, 2011

Redemption Provision:	Make whole call at any time based on U.S. Treasury plus 30 basis points (0.30%)

CUSIP/ISIN:	251591 AY9 / US251591AY95

Expected Ratings (Moody’s/S&P/Fitch):	Baa3 (negative)/BB+ (stable)/BB (stable)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC RBC Capital Markets, LLC

Senior Co-Managers:	PNC Capital Markets LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Daiwa Capital Markets America Inc.
ING Financial Markets LLC
KeyBanc Capital Markets Inc.
Morgan Keegan & Company, Inc.
RBS Securities Inc.
The Williams Capital Group, L.P.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBC Capital Markets, LLC at 1-866-375-6829.

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